Exhibit 10.10

February 29, 2020

Dave Perri

Dear Dave:

On behalf of Butterfly Network, I am pleased to offer you a position as Chief Hardware Product and Operations Officer beginning as soon as practical. You will report to Laurent Faracci. Your annualized compensation in this position will consist of an annual base salary of $400,000 paid in twice monthly pay periods, less required deductions.

For calendar year 2020, you will receive a discretionary bonus with a target of $200,000 based on goals, objectives, and performance metrics to be determined by Butterfly Network’s senior management. Such bonus will be paid no later than March 15 of the following calendar year. It will be a condition of your eligibility to receive any bonus that you remain employed with Butterfly Network through the scheduled date of payment of such bonus.

In addition to the outlined cash and equity compensation, you will receive 500,000 stock options in Butterfly Network, 250,000 stock options in Hyperfine and 250,000 incentive stock units in 4Bionics LLC that (i) will be subject to the approval of each Company’s Board of Directors, (ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest over a four year period with the following schedule: 25% on the last day of the calendar quarter of the one year anniversary of your start date, and 2.083% at the end of each month thereafter and (iv) may require you to execute a consulting agreement.

You will be expected to be in Butterfly offices a minimum of 3 days per week; at least during your first year of employment.

In the event your employment is terminated by the Company without Cause (as defined below) then, the Company will pay you of six (6) months of your then annual base salary, paid in accordance with Butterfly Network’s normal payroll practices, less all customary and required taxes and employment-related deductions (the “Severance Payment”).

“Cause” shall mean: (A) intentional misconduct or gross negligence in the performance of your duties or obligations; (B) alcohol or substance abuse that materially interferes with the performance of your duties or obligations; (C) repeated absence from work during normal business hours for reasons other than permitted absence; (D) commission of, or plea of guilty or nolo contendere to, a felony; (E) engaging in fraud, misappropriation, dishonesty or embezzlement in connection with Butterfly Network; (F) violation of your Non-Disclosure and Non-Competition Agreement with Butterfly Network or any other material agreement between you and the company; (G) repeated violation of any of the material policies or practices of Butterfly Network (including but not limited to discrimination or harassment), or a single serious violation of any of the material policies or practices which Butterfly Network, in its discretion, determines is materially injurious to the company.

Butterfly Network recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Butterfly Network’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date. Further, while we expect you to remain with Butterfly Network for a long time, this letter is not an employment contract and you will be an at-will employee. This letter is subject to successful completion of a background check. By signing this letter, you authorize Butterfly Network to conduct such background check.

Butterfly Network considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Butterfly Network’s Non-competition/Non-solicit, Confidentiality and Intellectual Property Agreement.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Butterfly Network. We firmly believe that Butterfly Network offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Please note that this offer will expire on March 4, 2020 unless accepted by you in writing prior to such date.

Sincerely,

Butterfly Network, Inc.

By:	/s/ Alexander C. Magary

Name: Alexander C. Magary

Title: VP. Legal & Asst. Corp. Secretary

ACCEPTED AND AGREED:

Signature:	/s/ Dave Perri

Name: Dave Perri

November 18, 2020

DAVID PERRI

Dear Dave:

On behalf of Butterfly, I am pleased to provide updated terms and conditions of your employment with Butterfly. These terms supplement the terms and conditions contained in your Offer Letter from February 2020.

At the upcoming meeting of the Board of Directors scheduled for Thursday, November 19, 2020, the Board will approve your new annual base salary of $420,000, to be paid twice per month, less required deductions. Your salary increase will be retroactively effective to November 16, 2020.

In addition, following a Board meeting to be held within the next three weeks, you will receive 500,000 Butterfly stock options that will be subject to the terms of a Butterfly grant agreement that will be provided to you. Subject to your continued service with Butterfly, your options will vest over a four year period with the following schedule: 25% on the last day of the calendar quarter following the one year anniversary of the grant date and the remainder vesting in equal monthly installments over the following 36 months. This new grant will bring you to a total of 1,000,000 stock options in Butterfly.

In the event that your employment with Butterfly is terminated by Butterfly without cause or by you with good reason, and subject to your execution of a severance agreement containing a customary release of claims and a commitment not to disparage Butterfly, Longview or any of their respective affiliates, you will be entitled to vesting of an additional six months of your equity grants, in addition to the payment of six months of your then annual base salary as provided for in your existing Offer Letter.

Your existing obligations under your Non-Competition, Confidentiality and Intellectual Property Agreement will continue. Your severance provisions will constitute consideration for the non-compete and non-solicitation provisions contained in that agreement, with your severance contingent on your continued compliance with those provisions.

Following the Board meeting on November 19, 2020, Butterfly will move quickly with its outside compensation consultant, Aon, to prepare an employment agreement for you, and will work with you in good faith to finalize an employment agreement, which will also include change in control provisions. Your benefits will also be addressed and are expected to be consistent with Butterfly’s existing programs as described in your Offer Letter.

This is an exciting time for Butterfly and I’m delighted you are on this growth journey with us. We would like to thank you for your hard work, dedication and commitment to Butterfly during 2020 and we look forward to an exciting remainder of the year and beyond.

Sincerely,

Butterfly Network, Inc.

/s/ Jonathan M. Rothberg

Jonathan M. Rothberg
Chairman of the Board
attn.: Secretary